Met Investors Series Trust

Metropolitan Series Fund

(together, the “MetLife Funds”)

MetLife Advisers, LLC

Code of Ethics

            Restated: May 22, 2012

        As revised: June 1, 2015

Table of Contents

Definitions	1

Introduction	3

Statement of General Principles	3

Reporting Requirements	4

Board Reports	4
Access Persons	4
Initial Holdings Reports	5
Quarterly Transaction Reports	5
Annual Holdings Reports	6
MetLife, Inc., and Stock Options	7
Independent Trustees	7
Confidentiality	7

Reportable Funds	7

Blackout Period	8

Other Restrictions	9

Private Placements	9
Initial Public Offerings	9
Service on the Board of a Publicly Traded Company	9

Gifts and Entertainment	9

Gifts and Entertainment Limits and Approval	10
Gifts	11
Events (includes Meals)	11

Review and Enforcement	12

Review Officer	12
Sanctions	13

Records	13

Approval and Adoption	13

Appendix A	14

Appendix B	15

Table of Contents (Continued)

APPENDIX C	16

Initial Certification and Holdings Report	17
Quarterly Transaction Report	20
Annual Certification and Holdings Report	21
Quarterly Transaction Report Form for Independent Trustees	24

DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.	“Access Person” includes:

(a)	Every member of the Managers’ Board.

(b)	Every officer of the Fund or Manager, including assistant officers of a Manager such as Assistant Secretaries and Assistant Treasurers.

(c)	Every employee of the Fund or Manager or any entity in a control relationship to the Fund or Manager who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for the Fund, or whose functions relate to the making of any recommendations with respect to purchases and sales.

(d)	Any natural person in a control relationship to the Fund or Manager who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security by the Fund.

(e)	Any director, officer or general partner of a Distributor who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

2.	“Adviser” shall include any entity who, pursuant to a contract with a Manager, regularly furnishes advice to the Fund with respect to the desirability of investing in, purchasing, or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Fund.

3.	“Automatic Investment Plan” means any program in which periodic purchases (or withdrawals) are automatically made in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Rule 16a-1(2) under the Exchange Act specifies that, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household (i.e. spouse, parents and children), or by certain partnerships, trusts, corporations or other arrangements.

Please see “Explanation of Beneficial Ownership” in Appendix B for additional examples of Beneficial Ownership.

5.	“Chief Compliance Officer” shall mean the Chief Compliance Officer (s) (“CCO”) of the Fund and Managers.

6.	“Code of Ethics” or “Code” shall mean this document, the “MetLife Funds and MetLife Advisers, LLC Code of Ethics”.

7.	“Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management of policies of a company, unless such power is solely the result of an official position with such company”. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation. This definition is subject to any amendments in text or interpretation of Section 2(a)(9).

8.	“Covered Security” generally includes all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving securities or an index thereof, including any instrument, whose value is derived or based on any of the above. The term Covered Security includes any separate security, that is convertible into or exchangeable for, or which confers a right to purchase such security. The term Covered Security also includes closed-end funds and exchange traded funds (“ETF”).

The following securities are not Covered Securities:

(a)	Shares issued by an open-end registered investment company (mutual funds, other than Reportable Funds);

(b)	Direct obligations of the U.S. government or any agency thereof; and

(c)	High-quality, short-term debt instruments such as bank certificates of deposit, repurchase agreements and commercial paper.

9.	“Distributor” shall mean any MetLife-affiliated broker-dealer firm that serves as principal underwriter to the Fund, as set forth in Appendix A.

10.	“Independent Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

11.	“Fund” shall mean any MetLife-affiliated Investment Company, including each of its separate series (each a “Portfolio”), as set forth in Appendix A.

12.	“Fund Shareholders” means owners of any variable annuity contract or variable life insurance policy issued by a MetLife-affiliated insurance company or qualified plans investing in the Fund.

13.	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

14.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 and 506 thereunder. Limited offerings are often referred to as “private placements” and many unregistered investment vehicles such as hedge funds, private equity funds and venture capital funds are offered pursuant to these exemptions.

15.	“Manager” shall mean the MetLife-affiliated Investment Advisers to the Fund, as set forth on Appendix A.

16.	“Reportable Fund” means any investment company that is registered under the 1940 Act for which a Manager serves as an investment adviser or whose investment adviser or principal underwriter controls the Manager, is controlled by the Manager or is under common control with the Manager.

17.	“Review Officer” shall mean the person charged with the responsibility to receive reports and notices required by this Code, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities or persons covered by this Code.

18.	“SIP” shall mean the MetLife Savings & Investment Plan and Auxiliary SIP.

19.	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

INTRODUCTION

The purpose of this Code is to (i) minimize conflicts and potential conflicts of interest between employees of the Fund, Manager, and Distributor (or of any company in a control relationship with the Fund, Manager and Distributor) (collectively, the “Firm”) and the Fund; (ii) provide policies and procedures consistent with applicable law and regulation, including Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and (iii) prevent fraudulent and other manipulative practices with respect to purchases or sales of securities held or to be acquired by the Fund.

Statement of General Principles

In recognition of the trust and confidence placed in the Firm by Fund Shareholders, and to give effect to the Firm’s shared belief that operation of the Fund should be directed to the benefit of the Fund’s shareholders, the Firm hereby adopts the following general principles to guide the actions of the officers and employees:

(i)	The interests of the Fund’s shareholders must be placed first at all times;

(ii)	All personal transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(iii)	No associate of the Firm shall take inappropriate advantage of their position.

This Code does not attempt to identify all possible conflicts of interest and literal compliance with each of the specific procedures will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Fund Shareholders. In addition to the specific prohibitions contained in this Code, each Access Person is subject to a general requirement not to engage in any act or practice that would defraud the Fund’s shareholders or their clients of the Firm.

REPORTING REQUIREMENTS

Board Reports

No less frequently than annually, the Fund, Manager, Distributor and Adviser must furnish to its respective Fund Board for the Board’s consideration, a written report that: (i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Fund, Manager, Distributor and Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Access Persons

Each Access Person has a duty to notify the Chief Compliance Officer promptly when he or she learns of or has knowledge of any material violations of the Code.

Each Access Person shall file the reports listed below with the Review Officer or his designee.

NOTE

•	All Access Persons must file the reports described below even if an Access Person has no holdings, transactions or accounts to report.

•	An Access Person need not make a report under this section with respect to transactions effected for, and Covered Securities held in, any account of which the person has no direct or indirect influence or control.

•	Sample copies of all required reports are included in Appendix C of this Code and may also be obtained upon request from the Review Officer.

•	The reporting requirements do not apply to the Independent Trustees.

Initial Holdings Reports

Each Access Person shall report to the Review Officer, no later than 10 days after becoming an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date of becoming an Access Person):

(a)	The title, number of shares (for equity securities) and principal amount (for debt securities) of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)	The name of any broker, dealer or bank where the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted to the Review Officer by the Access Person.

The Initial Securities Report also requires each Access Person to confirm that he or she has received, read, and understands the Code and recognizes that he or she is subject thereto, and that he or she will comply with the requirements of the Code.

Quarterly Transaction Reports

Each Access Person shall report to the Review Officer, no later than 30 days after the end of each calendar quarter, the following information:

(a)	With respect to any transaction in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a Covered Security:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or principal amount of each Covered Security;

(ii)	The nature of the transaction (e.g., purchase, sale, gift or any other type of acquisition or disposition);

(iii)	The price at which the transaction in the Covered Security was effected; (iv) The name of the broker, dealer or bank with or though which the transaction was effected; and

(v)	The date that the Access Person submitted the report to the Review

Officer.

(b)	With respect to any newly established account of an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(c)	An Access Person need not make a quarterly transaction report under this section with respect to transactions effected pursuant to an automatic investment plan. In addition, subsequent premium payments for a MetLife variable product need not be reported, if the premium payments are funded by an automatic deduction from a bank or money market account.

Annual Holdings Reports

Each Access Person shall report to the Review Officer annually the following information (which must be current as of a date no more than 45 days before the report is submitted):

(a)	The title, number of shares or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities, including Covered Securities, were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted to the Review Officer by the Access Person.

In addition, each Access Person must certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

MetLife, Inc. (“MetLife”), and Stock Options

Shares of MetLife, that were acquired in the open market and are held in a brokerage account, in an account of an immediate family member, trust, or an account for which an Access Person is deemed a Beneficial Owner must be included on any Access Person’s initial and annual holdings reports and quarterly transaction reports.

Vested options to buy MetLife stock must also be reported on initial and annual holdings reports. Options that have not yet vested need not be reported until such time as they are vested. An exercise of MetLife options should be reported on the appropriate quarterly transaction report.

MetLife shares acquired through a MetLife Performance Share Grant must be reported as holdings on an Access Person’s initial and annual holdings reports.

Allocations to the MetLife Company Stock Fund in an Access Person’s SIP and shares of

MetLife that have been deferred in accordance with the MetLife Deferred Compensation Plan for MetLife officers into the MetLife Deferred Shares Fund need not be reported on an Access Person’s personal securities transaction report.

Independent Trustees

An Independent Trustee of the Fund need only report a transaction in a Covered Security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund. Independent Trustees do not have to file initial and annual holdings reports with the Review Officer. In the event that an Independent Trustee must report a personal securities transaction pursuant to the foregoing, they must do so on the Quarterly Transaction Report Form for Independent Trustees.

Confidentiality

All reports of securities transactions and any other information filed with the Firm pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Firm) any information regarding securities transactions made or being considered by or on behalf of any Portfolio of the Fund.

REPORTABLE FUNDS

Reportable Funds are mutual funds for which a Manager or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. The term Reportable Fund includes any mutual funds underlying variable annuity and variable life insurance products of MetLife and its affiliates. Reportable Funds are included within the definition of Covered Securities, and therefore, must be included in an Access Person’s initial and annual holdings reports.

Further, any transactions in the underlying funds, including transferring money among the underlying funds and investing non-automated premium payments, must to be reported in the quarterly transaction reports.

BLACKOUT PERIOD

If an Access Person has actual knowledge that a Covered Security (or any closely related security) has been purchased or sold by the Fund or is being considered for purchase or sale by the Fund or that there is a pending buy or sell order for a Covered Security, that Access Person may not purchase or sell that Covered Security within the seven calendar days immediately before or after the day on which the Fund purchases or sells that Covered Security. If any such transactions occur, the Firm will generally require any profits from the transactions to be disgorged for donation to charity. This blackout period commences on such date that the Access Person obtains actual knowledge as described above.

This blackout period does not apply to (i) purchases and sales of any common or preferred stock that is publicly traded and is issued by a company that has, at the most recent fiscal quarter-end before trade date, a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency), or (ii) the following exempt transactions:

(a)	Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales of securities which are non-volitional on the part of either the Access Person or the Fund;

(c)	Purchases or sales of securities in a discretionary investment advisory account, in which an Access Person has a Beneficial Ownership interest (either alone or with others), managed by a registered investment adviser who is not a family relative (including in-laws) of the Access Person if the Access Person did not have knowledge of the transaction until after the transaction has been executed; provided that the Access Person had previously identified the account to the Review Officer;

(d)	Transactions that occur by operation of law or under any other circumstance in which the Access Person has Beneficial Ownership, but does not exercise any discretion to buy or sell or make recommendations to a person who exercises such discretion;

(e)	Purchases of Covered Securities pursuant to an Automatic Investment Plan; and

(f)	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person and received by the Access Person from the issuer.

OTHER RESTRICTIONS

The following restrictions apply to all Access Persons:.

Private Placements

No Access Person may acquire Beneficial Ownership in any security (not just Covered Securities) in a private placement without obtaining, in advance of the transaction, written preclearance for that transaction from the CCO. The CCO may revoke preclearance anytime after it is granted. The CCO may also deny or revoke preclearance for any reason.

Initial Public Offerings

No Access Person may acquire a Covered Security as part of an initial public offering by an issuer.

Service on the Board of a Publicly Traded Company

To avoid conflicts of interest, inside information and other compliance and business issues, all Access Persons are prohibited from serving as a member of the board of any for-profit or publicly held organization or company, except with advance written approval from the CCO. This restriction does not apply to service on the board of any parent company or affiliate of the Firm.

GIFTS AND BUSINESS ENTERTAINMENT

In addition to avoiding conflicts of interest, the Firm seeks to avoid the appearance of impropriety in its dealings with its business partners. Consequently, the Code prohibits giving or receiving lavish gifts and entertainment to or from parties with whom the Firm conducts or has a reasonable likelihood of conducting business. The following guiding principles apply in that regard as a starting point:

•	Consider how actions would be viewed by an objective person such as shareholders, regulators and the media.

•	Never accept or offer gifts or entertainment that appear lavish, improper, or potentially offensive – if it feels like it is a conflict of interest to accept a gift or entertainment, do not do so.

•	Never offer or accept gifts or entertainment as an incentive to influence a decision.

•	Never accept or offer cash or cash equivalents, including gift cards.

•	In determining the fair market value of an event, all associated expenses must be included. For example, if a third-party firm provides tickets to an event, as well as a meal and car service, the aggregate total market value of those items must be reported in MetLife’s GEST system and included in the year’s “running total” of gifts and entertainment that firm has provided to the Firm as specified in the following section.

•	Access Persons should not accept gifts, but may accept occasional, non-lavish meals or entertainment during a bidding process or contract negotiation. Bear in mind, however, that accepting meals and entertainment during such processes or negotiations may not always be appropriate and should be discussed in advance with the Access Person’s manager and/or Compliance.

•	Access Persons should not accept gifts or entertainment for the benefit of non-MLA employees (e.g., family members).

•	Access Persons must report all gifts and entertainment in MetLife’s GEST system to the extent required and as set forth in the charts below.

No Access Person shall accept or receive any gift or entertainment (including business meals) of more than de minimis value (e.g., $100) from any person or entity that does business with or on behalf of the Firm, provided that receipt of the following shall not be prohibited:

(a)	An occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or theater, or comparable entertainment, that is not so frequent, so costly, nor so extensive as to raise the question of impropriety, and pursuant to the conditions set forth in the charts below.

(b)	A breakfast, luncheon, dinner, reception or cocktail party in conjunction with a bona fide business meeting pursuant to the conditions set forth in the charts below; and

(c)	A gift approved in writing by the CCO.

GIFTS & ENTERTAINMENT LIMITS AND APPROVAL

The charts below detail the reporting and approval guidelines for administrative associates when a third party (e.g., a Portfolio subadviser or a Fund service provider) is the supplier or recipient of gifts or entertainment. It does not mean that a gift or event is proper just because it fits within the chart. Access Persons and their respective managers are responsible for deciding the appropriateness of any gift or event that is not otherwise prohibited herein. While it may be acceptable to attend an event at which the Access Person and the third party are both present, accepting tickets solely intended for personal use is a gift, and is NOT permitted. This includes both providing and receiving gifts and entertainment.

•	Amounts are aggregated by donor/recipient in a calendar year

•	Use fair market value, which includes all expenses, including meals, travel, lodging, tickets, fees, spousal expenses, etc.

•	Approval must be obtained from the appropriate supervisor within MLA or MetLife senior management as set forth in the charts below.

GIFTS

•	Access Persons should not accept tickets to sporting, cultural or other events at which the host is not present.

•	Gift baskets, wine, food items, clothing, merchandise, and any other items over $100 in market value given to individuals or groups. must be shared by the group and reported in GEST, or otherwise returned to the provider. Individual acceptance of any such gifts is prohibited.

•	Access Persons should not accept gifts or entertainment for the benefit of non-MLA employees (e.g., family members).

•	Unapproved or lavish gifts must be returned.

•	Gift cards, gift certificates, and other cash equivalents must be returned to the provider.

Reporting not required	Report after activity occurs	Subject to pre-approval
Promotional/logo items Mementos Minimal Value Items < $10	Gifts < $100	> $100 or > 2 gifts of greater than minimal value (Executive approval)

EVENTS (includes MEALS)

•	Entry to sporting, cultural, charitable or other events

•	Participatory sporting events (e.g., golf outings)

•	Business meetings, training, conferences and other events, including meals

•	MLA should always pay travel expenses (other than local transportation, such as airport transfers, to and/or from meetings sponsored by third parties) directly whenever possible. If direct billing is not possible, the Access Person should request, in writing, that the provider facilitate direct billing or provide an invoice for the transportation or lodging expense in question. Access persons should not accept travel (other than local transportation, such as airport transfers, to and/or from meetings sponsored by third parties) or lodging from any third party.

Reporting not required	Report after activity occurs	Subject to pre-approval
Refreshments/meals brought into a business meeting (i.e., MetLife Funds subadviser or third-party service provider due diligence meetings)	Events < $400 (No approval required)	> $400 & < $1,000 (VP approval) > $1,000 or > 2 events (Executive approval)

REVIEW AND ENFORCEMENT

The Review Officer shall review all Access Persons’ personal securities transactions reports to determine whether there is any evidence of suspicious activity. The following factors may be considered in determining whether there is evidence of suspicious activity:

(a)	the number and dollar amount of the transaction(s);

(b)	the trading volumes and/or trading patterns of transactions in Covered Securities;

(c)	the length of time a Covered Security is held in an Access Person’s reportable account;

(d)	the Access Person’s access to Fund portfolio holding information; and

(e)	the Access Person’s involvement in the investment process of the Fund.

In the event there is any evidence of suspicious activity based upon the review of an Access Person’s personal securities transaction report, the Review Officer shall conduct a more detailed review of such Access Person’s trading activity. This review may consist of comparing all reported personal securities transactions of the Access Person for the quarter with the actual transactions of each Portfolio of the Fund.

This review may also consist of: (i) comparing all reported personal securities transactions of the Access Person with a list, if such list exists, of all securities being considered for purchase or sale by any Portfolio of the Fund; and (ii) reviewing the securities transactions for patterns of transactions that would indicate that an Access Person used confidential information regarding the trading activity in a Portfolio of the Fund as a basis for buying or selling securities.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealings have been violated. Before making any determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional explanatory material regarding the facts and circumstances surrounding the trade or trades in question.

Lastly, in addition to improper trading activities, failure to comply with the reporting requirements may also constitute a violation of the Code. This includes making inaccurate or misleading reports or statements concerning trading activity and securities accounts and failing to file the required reports.

Review Officer

If the Review Officer is an Access Person, the Review Officer shall submit the reports required under this Code, with respect to his or her own personal securities transactions, to an Alternate Review Officer, as designated by the CCO. The Alternate Review Officer designated to receive and review the Review Officer’s reports shall undertake those responsibilities in a manner consistent with the responsibilities of the Review Officer under the Code of Ethics.

Sanctions

The Firm treats violations of this Code (including violations that the CCO deems to run counter to the spirit of the Code) very seriously. Violations of either the letter or the spirit of the Code, may result in the imposition of penalties or fines, reduced compensation, demotions, disgorgement of trade gains, unwinding of the trade, suspension or termination of employment or any combination of the foregoing.

RECORDS

The Firm and each Adviser shall maintain records in the matter and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

(a)	A copy of the Code shall be preserved in an easily accessible place (including for five (5) years after this Code is no longer in effect).

(b)	A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

(c)	A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(d)	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

APPROVAL AND ADOPTION

The Board of the Fund, including a majority of the Independent Trustees, must approve this Code and the respective code of ethics of each Adviser.

Prior to initially approving any proposed new or additional Adviser for the Fund, the respective Board must approve the proposed new or additional Adviser’s code of ethics. Within 6 months of adoption of any material change to this Code or the code of ethics of an Adviser, the relevant party must provide the material changes to the respective Board for approval and the Board must approve the material changes to the relevant code.

This Code may be amended as necessary or appropriate with the approval of the Boards and is subject to interpretation by the Boards in their discretion.

APPENDIX A

MetLife-affiliated entities subject to this Code of Ethics:

Metropolitan Series Fund

Met Investors Series Trust

MetLife Advisers, LLC

MetLife Investors Distribution Company

APPENDIX B

Explanation of Beneficial Ownership

An Access Person will generally be deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. Pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. The following are examples of an indirect pecuniary interest in securities:

•	Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide the Access Person with any economic benefit.

Immediate Family means any spouse or equivalent domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•	Securities owed by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s 401k account or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or though a nominee, custodial or “street name” account).

APPENDIX C

Code of Ethics Forms

1.	Initial Certification and Holdings Report

2.	Quarterly Transaction Report

3.	Annual Certification and Holdings Report

4.	Independent Trustees Quarterly Transaction Report

METLIFE INVESTMENT MANAGEMENT

Initial Certification and Holdings Report

NOTE: This form must be completed by all Access Persons subject to the Reporting Obligations in the Code and filed with the Review Officer no later than ten (10) days after becoming an Access Person under the Code of Ethics. Capitalized terms herein have the meanings set forth in the Code of Ethics.

Name of Access Person:

Date I Became an Access Person (the “Reporting Date”):

Date Received by Review Officer:

Initial Holdings Report (check any that applies):

☐	I had no Beneficial Ownership of any Covered Securities on the Reporting Date.

☐	Listed on the attached form are Covered Securities in which I had Beneficial Ownership as of a date 45 days prior to the Reporting Date.

☐	I have attached account statement(s) listing Covered Securities in which I had Beneficial Ownership as of a date 45 days prior to the Reporting Date.[1]

☐	I have reported a beneficial interest in a Reportable Fund.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check one):

☐	As of the Reporting Date, I did not have any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Covered Securities) are held, and with respect to which I have Beneficial Ownership.

☐	All accounts that I maintain with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) are held, and with respect to which I have Beneficial Ownership as of the Reporting Date are set forth below.

[1]	Copies of brokerage statements or confirmations (“Statements”) will be accepted in place of completing the attached Initial Report of Covered Securities, if such Statements are attached to this signed report and provided that the Statements contain all of the information required to be reported herein.

Name of Institution:	Owner(s) of Record:	Relationship to Me: (if not under my name)

Initial Certification

I hereby certify that I have read and understood the Code of Ethics for the Fund, the Manager and Distributor and will keep a copy of the Code of Ethics for future reference. I also hereby certify that for purposes of the Code of Ethics I am classified as an Access Person and as such, I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. In particular, I understand that the Code of Ethics applies to me and to all investments for which I have Beneficial Ownership.

In connection therewith, I agree to:

•	file with the Review Officer and maintain on a current basis a list of all brokerage accounts of which I have Beneficial Ownership;

•	be personally responsible for determining if any security transactions for any brokerage account(s) of which I have Beneficial Ownership are prohibited by the Code of Ethics or any other policy statement of MetLife, Inc.

•	I will notify the Review Officer if a brokerage account is opened or closed. If the chart above is “blank,” I certify that neither I nor any member of my family who resides with me or any other person who resides with me currently maintains a brokerage account.

All information provided in this Initial Certification and Holdings Report is true and complete to the best of my knowledge.

Date	Signature

Initial Report of all Covered Securities

Name of Access Person:

Title/Description of Covered Securities (include exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable)	Number of Shares (or Principal Amount, if not a stock)

Note: Please use additional sheets as needed.

Date	Signature

QUARTERLY TRANSACTION REPORT

This form must be completed by all MetLife Fund or Adviser Access Persons subject to the reporting obligations in a MetLife-affiliated Code of Ethics and filed with the Review/Code Officer no later than 15 days after each calendar quarter. This form must be completed regardless of whether you have any transactions to report.

For The Quarter Ended:	Due No Later Than:	Date Received by Review Officer:
Name of Access Person (PRINT NAME):

If you have no transactions to report on this form, please check here

If you are attaching copies of your brokerage statements or confirmations, please check here

If you are reporting a transaction in a Reportable Fund, please check here

Security	Date	Nature of transaction (purchase, sale, etc.)	Shares	Price	Broker/Dealer/Bank

New Accounts with Brokers, Dealers, Investment Managers and/or Banks:

If during the previous quarter any new accounts were established with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) were held and with respect to which you have Beneficial Ownership, please list such accounts below. Please do not list any previously reported accounts.

Date Established	Name of Institution	Owner(s) of Record	Relationship

CONFLICT OF INTEREST POTENTIAL

With respect to any trade reported by you under the Code during the previous quarter, please report any factors currently known by you which could potentially pose a conflict of interest, including the existence of any substantial economic relationship between your transactions and transactions of securities held or to be acquired by any Portfolio. If such factors exist, please explain on a separate sheet of paper, signed and dated by you, and attach it to this form.

I hereby certify that I have reported all transactions during the last quarter required to be reported by me pursuant to the Code and that I have complied with all aspects of the Code during the previous calendar quarter.

PRINT NAME:

SIGNATURE:	DATE:

In lieu of completing transaction information above, you may attach copies of your brokerage statements or confirmations to this signed report, provided that the brokerage statements or confirmations contain all the information required to be reported above.

Please email your completed form to Investment Management Compliance

(invmgmtcompliance@metlife.com) or send to 334 Madison Avenue, P.O. Box 1949, Morristown, NJ 07962

METLIFE ADVISERS, LLC

METLIFE FUNDS

Annual Certification and Holdings Report

This form must be completed by all MetLife Fund or Adviser Access Persons subject to the Reporting Obligations in a MetLife-affiliated Code of Ethics and filed with the Review Officer no later than January 31, 201X.

Capitalized terms herein have the meanings set forth in the Code of Ethics.

Name of Access Person:

Calendar Year Covered by this Report:

Date received by Review Officer:

Annual Certification

I hereby certify that during the year covered by this report I complied with all applicable requirements of the Code(s) of Ethics, and have reported to the Review Officer all transactions required to be reported under the Code(s) of Ethics.

Annual Holdings Report (check any that applies):

☐	As of December 31 of the most recently completed calendar year, I did not have any Beneficial Ownership of any Covered Securities.

☐	On the attached form are Covered Securities in which I had Beneficial Ownership as of December 31 of the most recently completed calendar year.

☐	I have attached account statement(s) listing or listing Covered Securities in which I had Beneficial Ownership as of December 31 of the most recently completed calendar year.[1]

☐	I have reported a beneficial interest in a Reportable Fund.

[1]	Copies of brokerage statements or confirmations (“Statements”) will be accepted in place of completing the attached Annual Report of Covered Securities, if such Statements are attached to this signed report and the Statements contain all of the information required to be reported herein.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check one):

☐	As of December 31 of the most recently completed calendar year, I did not have any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Covered Securities) were held and with respect to which I had Beneficial Ownership.

☐	All accounts that I maintained, as of December 31 of the most recently completed calendar year, with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) were held and with respect to which I had Beneficial Ownership are listed below:

Name of Institution:	Owner(s) of Record:	Relationship to Me: (if not under my name)

All information provided in this Annual Certification and Holdings Report is true and complete to the best of my knowledge.

Signed:

Date:

Annual Report of all Covered Securities

Name of Access Person:

Title/Description of Covered Securities (include exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable)	Number of Shares (or Principal Amount, if not a stock)

Note: All information should be reported as of December 31 of the most recently completed calendar year. Please use additional sheets as needed.

Date	Signature

METLIFE ADVISERS LLC

METLIFE FUNDS

Quarterly Transaction Report Form for

Independent Trustees

(TO BE COMPLETED ONLY IN THE EVENT AN INDEPENDENT TRUSTEE

BECOMES AN ACCESS PERSON OF THE TRUSTS)

NOTE: This form must be completed by Independent Trustees only in the following circumstances:

•	If you had Beneficial Ownership in a Covered Security; and

•	At the time of the transaction you knew or you should have known (as part of your ordinary duties as a Trustee) that during the 15 days before or after your purchase or sale, such security was purchased or sold or was being considered for purchase or sale, by any Portfolio of the Fund.

Please file this form with the Review Officer no later than 30 days after the relevant calendar quarter. Defined terms herein have the meanings set forth in the Code of Ethics.

Name of Independent Trustee:

For The Quarter Ended:

Date Received By Review Officer:

Quarterly Transactions

Security (Including Interest Rate and Maturity Date if Applicable)	Date	Nature of Transaction (Purchase, Sale, Gift)	Shares (or Principal Amount)	Price	Broker/Dealer/Bank Effecting Transaction

Conflict of Interest Potential:

With respect to any trade reported by you under the Code of Ethics during the last quarter, please identify in the box below any factors currently known by you which could potentially pose a conflict of interest, including the existence of any substantial economic relationship between your transactions and transactions of securities held or to be acquired by any Portfolio of the Trust.

I hereby certify that I have reported all transactions during the last quarter required to be reported by me pursuant to the Code of Ethics and that I have complied with all aspects of the Code of Ethics during the previous calendar quarter.

Signature:

Date:

Copies of brokerage statements or confirmations will be accepted in place of above if attached to this signed report, provided that the confirmation statements contain all the information required to be reported above

Please email your completed form to Investment Management Compliance

(invmgmtcompliance@metlife.com) or send to 334 Madison Avenue, P.O. Box 1949, Morristown, NJ 07962